Exhibit 10.1
TD AMERITRADE HOLDING CORPORATION
JOSEPH H. MOGLIA EMPLOYMENT AGREEMENT
     This Agreement is entered into as of May 19, 2006, by and between TD Ameritrade Holding Corporation (the “Company”) and Joseph H. Moglia (“Executive”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of May 19, 2006 (the “Effective Date”), Executive will serve as Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.
          (b) Board Membership. Executive was appointed to serve as a member of the Board prior to the Effective Date. During the Employment Term, at each annual meeting of the Company’s stockholders at which Executive’s term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board and agreed to by Executive, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any reasonable documents necessary to reflect his resignation.
          (c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Audit Committee of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Audit Committee of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere (other than in an insubstantial manner) with Executive’s obligations to Company. Executive expects to serve as a member of the Board of Directors of AXA Financial, Inc. and of its subsidiary, The Equitable Life Assurance Society of the U.S., and the parties agree that such service will not constitute a violation of this Section 1(c).
               (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his previous employer or his membership on any boards of directors (other than the Board or its affiliates, predecessors or subsidiaries).
          (d) Other Entities. Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company. The parties agree that the indemnification, contribution and insurance rights of Executive referenced in Section 12 will also apply to Executive’s activities under this Section 1(d).
     2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance and other payments and benefits depending upon the circumstances of Executive’s termination of employment.
     3. Term of Agreement. This Agreement will have a total term of five (5) years (the “Term of the Agreement”). The Term of the Agreement will be divided into two periods, with an initial period of three (3) years commencing on the Effective Date (the “Initial Term”) and an additional two (2) year period (the “Additional Term”) commencing upon the completion of the Initial Term. On the third anniversary of the Effective Date, this Agreement automatically will renew for the Additional Term unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.
     4. Compensation.
          (a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $1,000,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.
          (b) Annual Incentive. With respect to each full fiscal year during the Employment Term, Executive will be eligible to participate in the Ameritrade Holding Corporation Management Incentive Plan (“MIP”), pursuant to which Executive will be eligible to earn an annual incentive award (the “Annual Incentive”) based upon the achievement of applicable performance criteria established in good faith by the Board within the first ninety (90) days of each fiscal year during the Employment Term and communicated in writing to Executive within such ninety (90) day period. Each Annual Incentive will have a target value of $3,000,000 (the “Target”).
          (c) Equity Awards. During the Employment Term, Executive will be eligible to participate in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the “LTIP”).
               (i) Special Grant. On March 10, 2006, Executive was granted a special award under the LTIP of 580,550 performance restricted share units (the “Special Grant”). The Special Grant will be scheduled to vest and be settled in accordance with the performance criteria and vesting schedule set forth on Exhibit B of the applicable Special Grant Award Agreement.

Notwithstanding the foregoing, this Special Grant was made contingent upon Executive and Company executing this Agreement by May 23, 2006. In the event this Agreement is not executed by Executive and the Company by May 23, 2006, Executive will forfeit the Special Grant.
               (ii) Annual Award. With respect to each full fiscal year during the Employment Term, Executive will be eligible for an award under the LTIP of performance restricted share units with a target value, determined by the Company pursuant to a reasonable and uniform methodology, equal to $6,000,000 on the date of grant (the “Annual Award”), and will be scheduled to vest and be settled in accordance with the applicable performance criteria and vesting schedule provided in the applicable Award Agreement.
               (iii) Should any conflict or inconsistency exist between the terms of this Agreement and the terms of the Special Grant or the Annual Award, the terms of this Agreement will prevail.
     5. Employee Benefits.
          (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.
          (b) Airplane Travel. When traveling on Company-related business, Executive will be entitled to fly on private aircraft, at the sole expense of the Company.
     6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy with respect to all executive officers of the Company as in effect from time to time.
     7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned, Annual Incentive for any completed fiscal year as of his termination of employment, (c) pay for accrued but unused vacation, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, (f) rights to indemnification and contribution Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable, and (g) payments and reimbursements under Sections 10 and 17 hereof. The payments and benefits set forth in this Section 7 will be in addition to the applicable payments and benefits set forth in Section 8.

     8. Severance.
          (a) Termination Without Cause, Resignation for Good Reason, or Company Notification of Non-Renewal During the Initial Term. If during the Initial Term Executive’s employment is terminated by the Company without Cause, if Executive resigns for Good Reason, or if the Company notifies Executive of its intent not to renew the Agreement for the Additional Term, then, subject to Sections 9 and 10, and in addition to the payments in Section 7, Executive will receive: (i) continued payment of Base Salary for the Severance Period in accordance with the Company’s normal payroll policies; (ii) continued payment of Executive’s Annual Incentive at the target level applicable during the fiscal year of Executive’s termination for a period of time equal to the Severance Period in accordance with the Company’s normal payroll policies with the form of such payout identical to that received by the other participants in the MIP for such year; (iii) the current fiscal year’s Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be payable within thirty (30) days after termination and calculated by multiplying the current fiscal year’s target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365 with the form of such payout identical to that received by the other participants in the MIP for such year; (iv) the payment in cash of the value (i.e., $6,000,000 per year) of any Annual Awards scheduled to be granted to Executive (but not yet so granted) during the Initial Term, payable within thirty (30) days after such termination; and (v) performance restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant will be fully earned and the actual number of performance restricted share units which will be considered vested (in addition to those which vested in accordance with their terms) will be determined (1) by actual performance for any completed performance period through the date of Executive’s termination and (2) as if actual performance equaled target performance, as specified in the applicable Award Agreement, for any incomplete or remaining performance periods after Executive’s termination. The vested performance restricted share units will be settled in shares of Company common stock on the original settlement date as forth in the Award Agreement (without regard to such termination).
          (b) Termination Without Cause or Resignation for Good Reason During the Additional Term. If during the Additional Term Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then, subject to Sections 9 and 10, and in addition to the payments in Section 7, Executive will receive: (i) continued payment of Base Salary for the Severance Period in accordance with the Company’s normal payroll policies; (ii) continued payment of Executive’s Annual Incentive at the target level applicable during the fiscal year of Executive’s termination for a period of time equal to the Severance Period in accordance with the Company’s normal payroll policies with the form of such payout identical to that received by the other participants in the MIP for such year; (iii) the current fiscal year’s Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be payable within thirty (30) days after such termination and calculated by multiplying the current fiscal year’s target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365 with the form of such payout identical to that received by the other participants in the MIP for such year; (iv) the payment in cash, payable within thirty (30) days after such termination, of the value (i.e., $6,000,000 per year) of any Annual Awards scheduled to be granted to Executive (but not yet so granted) during the Additional Term; and (v) performance restricted share units granted under the LTIP as part of any Annual Awards will be fully earned and the actual number of performance restricted share units which will be considered vested

(in addition to those which vested in accordance with their terms) will be determined (1) by actual performance for any completed performance period through the date of Executive’s termination and (2) as if actual performance equaled target performance, as specified in the applicable Award Agreement, for any incomplete or remaining performance periods after Executive’s termination. The vested performance restricted share units will be settled in shares of Company common stock on the original settlement date as forth in the Award Agreement (without regard to such termination).
          (c) Termination Without Cause or Resignation for Good Reason During the Term of the Agreement in Connection with a Change of Control. If during the Term of the Agreement Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason or the Company elects not to renew the Agreement for the Additional Term and such termination or non-renewal is in Connection with a Change of Control, then, subject to Sections 9 and 10, and in addition to the payments in Section 7, Executive will receive in lieu of the benefits described in Sections 8(a) and (b): (i) continued payment of Base Salary for three (3) years after such termination, payable in accordance with the Company’s normal payroll policies; (ii) continued payment of Executive’s Annual Incentive at the target level applicable during the fiscal year of Executive’s termination for three (3) years after such termination, payable in accordance with the Company’s normal payroll policies with the form of such payout identical to that received by the other participants in the MIP for such year; (iii) the current fiscal year’s Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be payable within thirty (30) days after such termination and calculated by multiplying the current fiscal year’s target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365 with the form of such payout identical to that received by the other participants in the MIP for such year; (iv) the payment in cash of the value (i.e., $18,000,000) of three (3) years of Annual Awards, payable within thirty (30) days after such termination; and (v) performance restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant will be fully earned and the actual number of performance restricted share units which will be considered vested (in addition to those which vested in accordance with their terms) will be determined (1) by actual performance for any completed performance period through the date of Executive’s termination and (2) as if actual performance equaled target performance, as specified in the applicable Award Agreement, for any incomplete or remaining performance periods after Executive’s termination. The vested performance restricted share units will be settled in shares of Company common stock on the original settlement date as forth in the Award Agreement (without regard to such termination).
          (d) Termination Without Cause, Resignation for Good Reason During the Term of the Agreement, Voluntary Termination Upon the Completion of the Initial Term, Voluntary Termination During the Additional Term, or the Company’s Non-Renewal of the Agreement for the Additional Term. If Executive (i) is terminated without Cause during the Term of the Agreement, (ii) resigns for Good Reason during the Term of the Agreement, (iii) voluntarily terminates his employment upon the completion of the Initial Term, (iv) voluntarily terminates his employment during the Additional Term (other than a termination in which Executive does not provide the Company with sixty (60) days advance written notice of his termination), or (v) if the Company elects not to renew the Agreement for the Additional Term, then, in addition to any other payments or benefits described in the applicable sections (including Section 7 and the other applicable paragraphs of this Section 8) of this Agreement, Executive will receive at the sole expense of the Company: (i) an office at Company headquarters or at a location of Executive’s choosing with the cost and size of such office to be reasonably determined by the Audit Committee of the Board, for a period of five (5) years following the date of Executive’s termination; (ii) an experienced full-time personal executive assistant employed by the Company and covered by the Company’s benefits plans as in effect from time to time, for a period of five (5) years following the date of Executive’s termination with such expense to the Company to be reasonably determined by the Audit Committee of the Board and Executive; (iii) post-retirement medical coverage for Executive, his spouse and Executive’s eligible dependents under the Company’s benefit plans for the life of Executive, or for the life of Executive’s spouse if she survives Executive, with such coverage to be secondary to Executive’s Medicare benefits, with such benefits to be comparable to the terms of all Company medical plans, policies and arrangements that are applicable to other executive officers of the Company (except that Executive’s spouse will also receive coverage for the remainder of her life), as such plans, policies and arrangements may exist from time to time, and (iv) use of a private aircraft when traveling at the Company’s request.
          (e) Voluntary Termination Without Good Reason During the Initial Term. If Executive voluntarily terminates his employment without Good Reason during the Initial Term, then, except as provided in Section 7, (i) Executive will forfeit his Annual Incentive award for the fiscal year in which the termination occurs, and (ii) Executive will forfeit all unvested performance restricted share units previously granted as part of the Special Grant or any Annual Awards under the LTIP.
          (f) Voluntary Termination During the Additional Term. In addition to the payments and benefits in Section 7 and Section 8(d), if Executive voluntarily terminates his employment during the Additional Term for any reason (for avoidance of doubt, not including a termination by the Company for Cause or termination by Executive for Good Reason), then, subject to Sections 9 and 10 and subject to Executive providing the Board with written notice of his resignation at least sixty calendar (60) days prior to the date of termination, any Annual Awards granted under the LTIP will be considered earned and will continue to vest as if actual performance equaled target performance and will be settled according to the original settlement date as set forth in the Award Agreement (without regard to any such termination).
          (g) Termination due to Death or Disability. In the event of a termination of Executive’s employment during the Employment Term due to death or Disability, then, subject to Sections 9 and 10, and in addition to the payments in Section 7, Executive will be entitled to receive (i) the current year’s Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current fiscal year’s target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365, and (ii) performance restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant will be governed by the applicable (death or disability) provision of the Award Agreement.
     9. Conditions to Receipt of Severance; No Duty to Mitigate.
          (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation and release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance will be paid or provided until the separation agreement and release agreement becomes effective. The Company agrees that it will execute and deliver to Executive said separation and release of claims agreement no later than eight (8) days after it receives a copy of such agreement executed by Executive. Company agrees that it will be bound by such separation and release of claims agreement and that same will become effective from and after the “Effective Date” thereof (as defined in Section 28 of such separation and release of claims agreement), even if Company fails or refuses to execute and deliver same to Executive.
          (b) Non-solicitation and Non-competition. The receipt of any severance pursuant to Section 8 will be subject to, during the Employment Term and the Restricted Period, Executive not (without the written consent of the Board) engaging or participating in any business within any state in the United States where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities or business competitive with any of the primary businesses conducted by the Company or any of its Affiliates (as defined below). For purposes of this Agreement, the term “primary businesses” is defined as an on-line brokerage business, including active trader and long term investor client segments, and also includes any other business conducted by the Company at the date of termination (unless such business is de minimis as compared to the on-line brokerage business) and any such other business formally proposed (and considered at a meeting of the Board) to be conducted by the Company or any of its Affiliates during the twelve (12) month period prior to the date of termination (collectively a “Competitive Business”). Provided that this restriction will not restrict Executive from being employed by or consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (i) the on-line brokerage business is de minimis as compared to its core business in terms of revenue and/or resources, and (ii) Executive’s involvement with the company excludes, directly or indirectly, the on-line brokerage business during the Restriction Period. For purposes of this Section 9, a business shall be considered “de minimis” if (i) its revenues constitute less than 10% of the total revenues of the entity, (ii) the employees working in the business comprise less than 10% of the total employees of the entity and (iii) the marketing spent for the business is less than 10% of the total marketing spent of the entity, in each case on a consolidated basis. Notwithstanding the foregoing, Executive may own securities of a Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange or on the NASDAQ National Market and the securities owned directly or indirectly by Executive do not represent more than 2% of the outstanding securities of such corporation or other entity;
               (i) During the Restricted Period, neither Executive, nor any business in which Executive may engage or participate in, will directly or indirectly, (A) knowingly induce any customer or vendor of the Company or of corporations or businesses which directly or indirectly are controlled by the Company (collectively, the “Affiliates”) to patronize any Competitive Business; (B) knowingly request or advise any customer or vendor to withdraw, curtail or cancel such customer’s or vendor’s business with the Company or any of its Affiliates; or (C) compete with the Company or any of its Affiliates in merging with or acquiring any other company or business (whether by a purchase of stock or other equity interests, or a purchase of assets or otherwise) which is a Competitive Business. Subsection (A) above will not apply to a customer or vendor that was already a customer or vendor of the Competitive Business at the time Executive’s employment with the Company is terminated, and will only apply to vendors that supply products or services that are by their nature specialized and significant to the Company in relation to any of the primary businesses of the Company at the time of termination.
               (ii) During the Restricted Period, neither Executive nor any business in which Executive may engage or participate in will (A) knowingly hire, solicit for hire or attempt to hire any key employee of the Company or any of its Affiliates, or (B) encourage any key employee of the Company or any of its Affiliates to terminate such employment. For purposes of this Agreement, “key employee” means current employees whose base annual salary exceeds $200,000 as well as anyone employed by the Company or any of its Affiliates within the prior six (6) months from Executive’s date of termination whose base annual salary exceeds $200,000; provided, however, that this provision will not preclude any business in which Executive may engage or participate in from soliciting any such employee by means of or hiring any such employee who responds to a public announcement placed by the business as long as Executive otherwise complies with subsections (A) and (B) above; and
               (iii) In the event that any of the provisions of this Section should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.
          (c) Nondisparagement. During the Employment Term and Restricted Period, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding Executive during the Employment Term and Restricted Period. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.
          (d) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms and provisions of Sections 9 and 10. Executive will not be obligated to comply with Section 9 of this Agreement while the Company is in material default of its payment and reimbursement obligations under Sections 7, 8, 10, or 17 of this Agreement. Notwithstanding the foregoing, the Company will not be considered to be in default of its payments and reimbursement obligations unless Executive provides written notice to the Board setting forth his reasons why he believes the Company is in default and giving the Company fifteen (15) days to cure such default, if any.
          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or consideration contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or consideration.
          (f) Inadvertence. Notwithstanding anything in this Section 9 (or any other provision) of this Agreement to the contrary, any inadvertent violation by Executive of any of the provisions of Section 9(b)(i) or 9(b)(ii) which Executive believed in good faith was not a violation of such Sections and any violation by any business in which Executive may engage or participate of any of the provisions of Section 9(b)(i) or 9(b)(ii) which violation was done without the Executive’s knowledge and without the Executive’s direct or indirect participation or encouragement shall not result in the cessation of Executive’s severance payments hereunder (but Executive shall remain liable for the Company’s direct damages, if any, resulting from any such violation by Executive).
     10. Confidential Information and Intellectual Property.
          (a) Except as may be required by law or legal process, or except to the extent required to perform Executive’s duties and responsibilities hereunder, Executive will keep secret and confidential indefinitely, so long as same remains secret and confidential, all non-public confidential information (including, without limitation, information regarding cost of new accounts, activity rates of different market niche customers, advertising results, technology (hardware and software), architecture, discoveries, processes, algorithms, maskworks, strategies, intellectual properties, customer lists and other customer information) concerning any of the Company and its affiliates which was acquired by or disclosed to Executive during the course of Executive’s employment with the Company (“Confidential Information”) and not use in any manner or disclose the same, either directly or indirectly, to any other person, firm or business entity.
          (b) At the end of the Employment Term (whether by expiration or termination) or at the Company’s earlier request, Executive will promptly return to the Company (or destroy if so directed by the Company) any and all records, documents, physical property, information, computer disks, drives or other materials relative to the business of any of the Company and its affiliates obtained by Executive during the course of his employment with the Company and not keep any copies thereof.
          (c) Executive acknowledges and agrees that all right, title and interest in inventions, discoveries, improvements, trade secrets, developments, processes and procedures made by Executive, in whole or in part, or conceived by Executive either alone or with others, when employed by the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after Executive’s termination of employment, are owned by the Company (“Company IP”). Executive assigns any and all right, title and interest he may have to Company IP to the Company and will promptly assist the Company or its designee, at the Company’s expense, to obtain patents, trademarks, copyrights and service marks concerning Company IP made by Executive and Executive will promptly execute all reasonable documents prepared by the Company or its designee and take all other reasonable actions which are necessary or appropriate to secure to the Company and its affiliates the benefits of Company IP. Such patents, trademarks, copyrights and service marks will at all times be the property of the Company and its affiliates. Executive promptly will keep the Company informed of, and promptly will execute such assignments prepared by the Company or its designee as may be necessary to transfer to the Company or its affiliates the benefits of, any Company IP. The Company will promptly reimburse Executive for all costs, fees (including reasonable attorney fees) and expenses incurred by him in connection with his obligations and undertakings in this paragraph (c) and in paragraph (d) below.
          (d) To the extent that any court or agency seeks to require Executive to disclose Confidential Information, Executive promptly will inform the Company and take reasonable steps, at the Company’s expense, to endeavor to prevent the disclosure of Confidential Information until the

Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent Executive obtains information on behalf of the Company or any of its affiliates that Executive knows is subject to attorney-client privilege as to the Company’s attorneys, Executive will promptly inform the Company and take reasonable steps, at the Company’s expense, to endeavor to maintain the confidentiality of such information and to preserve such privilege.
          (e) Confidential Information does not include information in the public domain or information which has been released to the public by the Company. Nothing in this Section 10 will be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge which was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry. Subject to Section 10(d), Executive will be permitted to disclose Confidential Information if required by a subpoena or court or administrative order.
          (f) The receipt of any severance pursuant to Section 8 will be subject to Executive complying with the terms of this Section 10.
     11. Definitions.
          (a) Award Agreement. For purposes of this Agreement, “Award Agreement” will mean the form of award agreement entered into between Executive and the Company in connection with the Special Grant and Annual Awards.
          (b) Cause. For purposes of this Agreement, “Cause” will mean Executive’s conviction of, or plea of nolo contendere to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by Executive in the course of Executive’s employment with the Company.
          (c) Change of Control. For purposes of this Agreement, “Change of Control” will have the meaning set forth in the LTIP.
          (d) Disability. For purposes of this Agreement, Disability means, by reason of any medically determinable physical or mental impairment which prevents Executive from performing his material duties under this Agreement, with reasonable accommodation, on a substantially full time basis for not less than one hundred eighty (180) consecutive calendar days.
          (e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:
               (i) The appointment of any individual other than Executive as Chief Executive Officer of the Company;
               (ii) Any failure by the Company to provide Executive with the reporting relationship as provided in Section 1(a) or any material and adverse reduction in Executive’s reporting relationship other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on Executive giving the Company notice of such failure;

               (iii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute Good Reason;
               (iv) A reduction (even if permitted under the applicable plan documents or Award Agreement or Annual Incentive) in Executive’s Base Salary, Target Annual Incentive, Special Grant, or Annual Award as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied (and continues to apply) to substantially all other executive officers of the Company and which one-time reduction reduces any of the Base Salary, Target Annual Incentive, Special Grant, or Annual Award by a percentage reduction of 10% or less in the aggregate will not constitute Good Reason. Notwithstanding anything in this Section 11(e)(iv) to the contrary, any such reduction (even if permitted under the applicable plan documents or Award Agreement or Annual Incentive) will not reduce or otherwise limit the Company’s obligations under Section 8 of this Agreement;
               (v) The relocation of Executive to a facility or location more than twenty-five (25) miles from his current place of employment; or
               (vi) The failure of the Company to obtain the assumption of the Agreement by a successor.
The failure of the Company’s stockholders to elect or reelect Executive to the Board will not constitute Good Reason for purposes of this Agreement.
          (f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within twelve (12) months following a Change of Control, or if during the Initial Term the Company elects not to renew this Agreement for the Additional Term and a Change of Control occurs within ninety (90) days thereafter, or if the Company terminates Executive’s employment without Cause or if Executive terminates his employment for Good Reason during the period commencing on the day the Company enters into an agreement in principle with respect to a Change of Control and ending on the day following the closing of such Change of Control.
          (g) Restricted Period. For purposes of this Agreement, if Executive is terminated during the Initial Term, “Restricted Period” will mean the greater of: (i) the period of time commencing on the date of the termination of Executive’s employment and continuing for the remainder of the Initial Term, or (ii) one (1) year. If Executive is terminated during the Additional Term, “Restricted Period” will mean the greater of: (i) the period of time commencing on the date of the termination of Executive’s employment and continuing for the remainder of the Additional Term or, (ii) six (6) months. If Executive is terminated and such termination is in Connection with a Change of Control, the Restricted Period will equal eighteen (18) months. In the case of a termination upon the completion of the Term of the Agreement, the Restricted Period will equal six (6) months.

          (h) Severance Period. For purposes of this Agreement, if Executive is terminated during the Initial Term, “Severance Period” will mean the greater of: (i) the period of time commencing on the date of the termination of Executive’s employment and continuing for the remainder of the Initial Term, or (ii) one (1) year. If Executive is terminated during the Additional Term, “Severance Period” will mean the greater of: (i) the period of time commencing on the date of the termination of Executive’s employment and continuing for the remainder of the Additional Term or, (ii) one (1) year.
     12. Indemnification. Subject to applicable law, Executive will be provided indemnification and contribution to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification and contribution to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. This Section 12 will apply to claims made during and/or after the Employment Term to the extent such claims relate to any period Executive was employed by the Company or any of its subsidiaries, predecessors or affiliates.
     13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
     14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
TD Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
If to Executive:
at the last residential address known by the Company.

     15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
     16. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Omaha, Nebraska before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Nebraska Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to obligations under this Agreement.
     17. Legal and Tax Expenses. The Company will reimburse Executive for reasonable legal fees and expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement and Exhibit A hereto (including any amendments thereto sought by the Company after the Effective Date.
     18. Integration. This Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the Employment Agreement entered into between Executive and Ameritrade Holding Corporation dated March 1, 2001, as amended and restated and neither party will have any further obligations under such agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement will limit or waive any of Executive’s existing rights with respect (a) to options, awards or other compensation granted or awarded to Executive prior to the Effective Date, or (b) any accrued but unpaid salary, benefits, compensation or expenses.
     19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     20. Survival. The Company’s and Executive’s responsibilities under Sections 7, 8, 9, 10, 12 and 17 will survive the termination of this Agreement.
     21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     23. Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its conflict of laws provisions.
     24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     25. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination, the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided in this Agreement.
     26. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
COMPANY:
TD AMERITRADE HOLDING CORPORATION

/s/ Fredric J. Tomczyk	Date: May 19, 2006
Fredric J. Tomczyk
Chairman of the Compensation Committee

EXECUTIVE:

/s/ Joseph H. Moglia	Date: May 19, 2006
Joseph H. Moglia
[SIGNATURE PAGE TO MOGLIA EMPLOYMENT AGREEMENT]

Exhibit A
Separation and Release of Claims Agreement

SEPARATION AND RELEASE OF CLAIMS AGREEMENT
RECITALS
     This Separation and Release of Claims Agreement (“Agreement”) is made by and between Joseph H. Moglia (“Employee”) and TD Ameritrade Holding Corporation (“Company”) (collectively referred to as the “Parties”):
     WHEREAS, Employee and Company entered into an Employment Agreement dated May 19, 2006 (the “Employment Agreement”);
     WHEREAS, the Company and Employee have entered into Performance Restricted Stock Unit Agreements, dated [DATES], (collectively the “Restricted Stock Unit Agreements) pursuant to which the Employee was eligible to participate in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the “Plan”);
     WHEREAS, Employee was employed by the Company;
     WHEREAS, Employee’s employment with Company was terminated on or about [DATE] (the “Termination Date”);
     WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company;
     NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
     1. Consideration.
          (a) The Company agrees to pay and reimburse Employee pursuant to Sections 7, 8, 10, and 17 of the Employment Agreement, as appropriate, subject to Section 9 of the Employment Agreement. Payment shall commence on the first regular payroll date following the Effective Date. Except as expressly provided in the Employment Agreement or in any plan or program referenced therein or herein, following the Effective Date Employee shall not be entitled to the accrual of any employee benefits.
          (b) Stock. The Parties agree that Employee’s vesting with respect to those unvested equity awards outstanding as of the Effective Date shall accelerate pursuant to Section 8 of the Employment Agreement, as appropriate, subject to Section 9 of the Employment Agreement. All             shares shall continue to be subject to all other terms of the Restricted Stock Unit Agreements except as otherwise provided in the Employment Agreement.
     2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of Section 10 of the Employee’s Employment Agreement. Employee shall return (or, to the extent permitted in the Employment Agreement, destroy) all of the Company’s property and confidential and proprietary information in his possession to the Company on or before the Effective Date of this Agreement. The receipt of any severance benefits set forth in Section 1 above is subject to the Employee’s continued compliance with Section 10 of the Employee’s Employment Agreement. In the event that the Employee fails to comply with Section 10 of the Employee’s Employment Agreement, other than an inadvertent and immaterial violation made in good faith, the Company is entitled to immediately recover any payments made pursuant to Section 1 of this Agreement.
     3. Payments. Employee acknowledges and represents that the Company will have paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.
     4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and, with respect to the Company, its officers, managers, supervisors, independent contractors and employees. Employee, on his own behalf, and on behalf of his respective heirs, executors and assigns, hereby fully and forever releases the Company and, with respect to the Company, its officers, directors and employees, and the Company’s affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:
          (a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          (b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          (c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the Massachusetts Fair Employment Practice Act;
          (e) any and all claims for violation of the federal, or any state, constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          (h) any and all claims for attorneys’ fees and costs.
     The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding anything in this Agreement to the contrary, this release and agreement not to sue does not extend to any obligations incurred under this Agreement or to any obligations under Section 7, 8, 10, or 17 of the Employment Agreement or to any indemnification or contribution rights the Employee may have with respect to any third-party claims.
     Employee acknowledges and agrees that any uncured material breach of any provision of this Agreement, after receipt by Employee of written notice specifying such breach and a reasonable opportunity to cure, shall constitute a material breach of this Agreement and shall entitle the Company to recover any direct damages resulting therefrom, including the right to cease the severance benefits hereunder to the extent of any such damages.
     5. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:
          (a) he should consult with an attorney prior to executing this Agreement;
          (b) he has up to twenty-one (21) days within which to consider this Agreement;
          (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;
          (d) this Agreement shall not be effective until the revocation period has expired; and,

          (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
     6. Unknown Claims. The Parties represent that they are not aware of any claim by either of them against the other, other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.
     7. No Pending or Future Lawsuits. Employee represents that to his knowledge he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein, other than any claims to enforce his rights hereunder and under the relevant provisions of the Employment Agreement.
     8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.
     9. Confidentiality. The Parties acknowledge that the Company’s and the Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. The Company and the Employee hereto agree to use his (its) reasonable efforts to maintain in confidence: (i) the existence of this Agreement, (ii) the contents and terms of this Agreement, (iii) the consideration for this Agreement, and (iv) any allegations relating to the Employee, the Company or its officers or employees with respect to Employee’s employment with the Company, except as otherwise provided for in this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee and Company each agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there shall be no publicity, directly or indirectly, concerning any Settlement Information. Employee and Company each agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information. The Parties agree that if Company proves that Employee breached this Confidentiality provision, it shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from the breach by Employee.

     10. No Cooperation. Employee agrees he shall not, in breach of any duty or obligation he owes to the Company, act in any manner that he knows or should know is reasonably likely to damage the business of the Company. For purposes of this Section 10, an inadvertent and immaterial violation made in good faith shall not constitute a breach of this Section 10. Employee agrees that he shall not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or, with respect to the Company, any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena, legal discovery device or court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or requires the disclosure or production of the existence or terms of this Agreement, and to mail, within three (3) business days of its actual receipt by Employee, a copy of such subpoena or legal discovery device to the Company.
     11. Non-Disparagement. Employee shall refrain from any defamation, libel or slander of the Company or tortious interference with the contracts and relationships of the Company. The Company shall instruct its officers and directors to refrain from any defamation, libel or slander of the Employee or tortious interference with the contracts and relationships of the Employee. All inquiries by potential future employers of Employee shall be directed to the Company’s Human Resources Department. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment. The Company’s notification of any potential future employer of the Employee’s duties and responsibilities under this Agreement and pursuant to the terms of the Employee’s Employment Agreement shall not be considered defamation, libel, slander, or tortious interference.
     12. Non-Solicitation. Employee agrees to comply with the provisions of Section 9 of the Employee’s Employment Agreement.
     13. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.
     14. No Knowledge of Wrongdoing. Employee and Company each represents that he (it) has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.
     15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts due on account of Employee’s failure to pay federal or state taxes payable by Employee or damages sustained by the Company by reason of any such claims with respect to Employee’s failure to pay such tax payable by him, including reasonable attorneys’ fees.
     16. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the enforcement of this Agreement. The Company shall pay Employee’s reasonable legal fees incurred in connection with any changes sought to be made by the Company to the original form of this Agreement (Exhibit A to the Employment Agreement).
     17. Indemnification. Employee and Company each agrees to indemnify and hold harmless the other from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the other arising out of the breach of this Agreement by him (it), or from any false representation made herein by him (it), and Employee agrees to so indemnify and hold harmless the Company from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, in breach of the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a defense, or may be asserted by way of counterclaim or cross-claim.
     18. Cooperation in Litigation. Employee agrees to reasonably cooperate (subject to his other commitments at such time) with the Company, at the Company’s sole expense, in any matters that have or may result in a legal claim against the Company, and of which Employee may have knowledge as a result of Employee’s employment with the Company. This requires Employee, without limitation, to (1) make himself available upon reasonable request (subject to his other commitments at such time) to provide information and assistance to the Company on such matters without additional compensation, except as provided below and except for Employee’s out-of-pocket costs (including his reasonable legal fees and expenses), and (2) subject to applicable law and legal requirements, notify the Company promptly of any requests to Employee for information related to any pending or potential legal claim or litigation involving the Company, reviewing, at the Company’s sole expense (including reimbursement to Employee for his reasonable legal fees and expenses), any such request with a designated representative of the Company prior to disclosing any such information, and not objecting to the representative of the Company being present during any communication of such information. If a significant amount of Employee’s time is so required, the Company shall also pay Employee reasonable compensation for such time.
     19. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Omaha, Nebraska before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s and Company’s obligations under this Agreement and the agreements incorporated herein by reference.
     20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Employee warrants and represents that to his knowledge there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     21. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement or in the Employment Agreement.
     22. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect in all material respects the original intent of the Parties.
     23. Entire Agreement. This Agreement (and the continuing obligations under the Employment Agreement referred to herein) represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Restricted Stock Unit Agreements, and the applicable Sections of the Employment Agreement.
     24. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     25. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.
     26. Governing Law. This Agreement shall be deemed to have been executed and delivered within the state of New York, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the state of New York, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the state of New York.
     27. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.
     28. Effective Date. This Agreement is effective after it has been signed by Employee and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”) and delivered it to Company, unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.
     29. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) they have read this Agreement;
          (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) they understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) they are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TD AMERITRADE HOLDING CORPORATION

Dated:	By:

[NAME]
[TITLE]

JOSEPH H. MOGLIA, an individual

Dated:

Joseph H. Moglia